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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:          3235-0004
                                                  Expires: September 30, 1998
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
TENNENBAUM & CO., LLC                         Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)           PARTY CITY CORPORATION                 (Month/Day/Year)
     (Last)     (First)     (Middle)          AUGUST 16, 1999            (NASDAQ NATIONAL MARKET: PCTY)
11100 SANTA MONICA BOULEVARD, SUITE 210    ----------------------------  ----------------------------------  -----------------------
----------------------------------------   3. IRS or Social Security     5. Relationship of Reporting        7. Individual or Joint/
             (Street)                         Number of Reporting             Person to Issuer                  Group Filing (Check
LOS ANGELES, CALIFORNIA 90025                 Person (Voluntary)            (Check all applicable)              applicable line)
--------------------------------------        95-4587347                       Director     X    10% Owner          Form filed by
      (City)      (State)      (Zip)       ----------------------------  -----            -----              -----  One Reporting
                                                                               Officer           Other              Person
                                                                         ----- (give      -----  (specify      X    Form filed by
                                                                               title below)      below)      -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)                      (8/96)

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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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WARRANT                          8/16/99   8/16/06   COMMON STOCK, PAR   3,096,000    $3.00         D
                                                     VALUE $.01 PER SHARE
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Explanation of Responses:

BY REASON OF HIS POSITION AS MANAGING MEMBER OF TENNENBAUM & CO., LLC,
MR. MICHAEL E. TENNENBAUM MAY BE DEEMED TO SHARE POWERS OF VOTING AND
DISPOSITION OF THE SECURITIES DESCRIBED HEREIN. SEE JOINT FILER
INFORMATION BELOW.
                                                                                /s/ MICHAEL E. TENNENBAUM            AUGUST 26, 1999
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date
                                                                                MICHAEL E. TENNENBAUM, INDIVIDUALLY
                                                                                AND AS MANAGING MEMBER OF
                                                                                TENNENBAUM & CO., LLC
Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                                      (8/96)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.


                                                     (Print or Type Responses)

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FORM 3 CONTINUATION SHEET

                            JOINT FILER INFORMATION

NAME:                                   MICHAEL E. TENNENBAUM

ADDRESS:                                11100 SANTA MONICA BOULEVARD, SUITE 210
                                        LOS ANGELES, CALIFORNIA 90025

DESIGNATED FILER:                       TENNENBAUM & CO., LLC

ISSUER & TICKER SYMBOL:                 PARTY CITY CORPORATION (NASDAQ NATIONAL
                                        MARKET: PCTY)

DATE OF EVENT REQUIRING STATEMENT:      AUGUST 16, 1999